Exhibit 99.1

Press Release

Asia Pay adds former MasterCard Vice President Asia/Pacific to Board of Directors

May 14, 2004 (Seattle, WA and Hong Kong) Asia Payment Systems, Inc. (NASD OTC BB: APYM) is pleased to announce today that Benny Lee has been appointed to the Asia Pay Board of Directors. Benny Lee has extensive experience in senior marketing and operational positions with MasterCard International and American Express.

Mr. Lee joined Western Union Financial Services International in September 1994 as President sia Region, responsible for business development and agent network management in countries of the Pacific Rim. He expanded the Western Union network by signing the China Post Office as agent in China and Bank Internasional Indonesia and some others. Before joining Western Union, he served as President of Pacific Asia Group Ltd., a merchant with operations in Hong Kong, Thailand and Malaysia.

Starting in 1983, as Vice President-International, Asia/Pacific, for MasterCard, Mr. Lee was responsible for the expansion of the MasterCard membership network in the Asia/Pacific region. Based in Hong Kong, he assisted many financial institutions in initiating MasterCard operations, including Bank of China when it introduced The Greatwall MasterCard, the first credit card in China. In 1990, Mr. Lee was transferred to Canada, where as Vice President-Canada Region, he opened the first MasterCard office in Toronto.

Mr. Lee left MasterCard International Card and joined MBf Card Sdn. Bhd. as President, MBf Card International. He was responsible in setting up card centers in HK, PNG, Fiji, Vietnam and Myanmar and formulated local joint ventures in Taiwan, Thailand and other S.E. Asian countries. He left MBf and returned to Canada in 1994.

Earlier in his career, Mr. Lee held various regional senior operation and costumer relations positions with American Express, first as Director-operations, Asia/Pacific, with American Express Reservations, and later with American Express Card Division for over 13 years.

Mr. Lee left Western Union in 1996 and started up InterPay International Group Ltd. and has served as President with responsibility for business development and franchise management for InterPay around the world. He was elected as Executive Chairman and has held this position since 2002. Mr. Lee has also served on the Board of Directors of iSynergy Card and Payment Services, which is a MasterCard member in Malaysia and the largest loyalty card issuer in the country. InterPay Group is a shareholder and management company of iSynergy.

Asia Pay is an Asian-based credit card processing merchant services company, which is developing a network to provide credit card clearing services to merchants and financial institutions in China. Asia Pay is in the final stages of negotiation with several Asian clients to provide processing services. The primary focus of development efforts will be the rapidly growing Chinese credit card market. Asia Pay mission is to become a leading provider in China of third-party processing services to bankcard accepting merchants, issuers of bank credit cards, of petroleum station retail cards, and to issuers of merchandise and other retail cards.

Matt Mecke, President & CEO of Asia Pay announced, e are extremely excited about working with Benny Lee to expand on our recent successes and push the development of Asia Pay existing strategy into China. Benny has a great deal of knowledge in China of the individuals and institutions involved in the payment processing industry, and I personally look forward to working alongside Benny to accomplish the goals and objectives we have set out for the development of our company and the Asia Pay platform in China and beyond. Benny is a very welcome member of the Asia Pay team and we are in the process of determining the best way to utilize Benny capabilities.

About Asia Payment Systems, Inc.

Asia Pay is a Nevada incorporated company with offices in Seattle, Washington, Hong Kong, and Shenzhen, China. It is developing a credit card processing network which provides clearing services to merchants, oil companies, and financial institutions in China and selected markets in Asia. It is currently exploring favorable financial alternatives to assure sufficient working capital to rapidly increase operations.

For more information about Asia Payment Systems, Inc. (Asia Pay), please visit:

www.asia-pay.com

Contacts:

Asia Payment Systems, Inc.
Matt Mecke
President & CEO
Tel. +1-866-877-APAY
ir@asia-pay.com